PDI CONTACT:	INVESTOR CONTACT:
Amy Lombardi	Melody Carey
PDI, Inc.	Rx Communications Group, LLC
(862) 207-7866	(917) 322-2571
ALombardi@pdi-inc.com	MCarey@RxIR.com
www.pdi-inc.com

PDI Announces Renewal of Engagement

For 6th Consecutive Season

Parsippany, N.J., Oct. 14, 2010 – PDI, Inc. (Nasdaq: PDII), a leading provider of integrated promotional outsource services to health care companies, today announced that its seasonal sales services agreement with a top-10 pharmaceutical company has been renewed for an additional season. That company will continue to utilize PDI's Shared Sales team beginning in October 2010 through March 2011 to reach pediatric and primary care physicians. This initiative is expected to generate approximately $12 million in revenue for PDI during the Fall 2010-Spring 2011 promotional season.

 "Renewal of this engagement over six consecutive seasons demonstrates PDI’s ability to consistently provide best-in-class solutions that deliver meaningful results,” said Nancy Lurker, PDI's CEO. “We are pleased that our clients continue to recognize the strategic value and flexibility that outsourcing with PDI can provide.”

About PDI, Inc.
PDI is a leading provider of integrated promotional outsource services to established and emerging healthcare companies. The company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility, sales and marketing expertise. For more information, please visit the company’s website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts or the failure to meet performance goals in PDI's incentive-based arrangements with clients. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2009, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.